FOR IMMEDIATE RELEASE

Contact:       Diane Phillips
                      Executive Assistant / Investor Relations Administrator
                      Phone:  (860) 456-6514 / Email:  investorrelations@banksi.com

SI FINANCIAL GROUP, INC.
TO INITIATE STOCK REPURCHASE PROGRAM

May 8, 2012, Willimantic, Connecticut — SI Financial Group, Inc., (the “Company”) (Nasdaq: SIFI), the holding company for Savings Institute Bank and Trust Company, announced today that it has authorized a stock repurchase program to acquire up to 5%, or 528,215 shares of the Company’s outstanding common stock.  Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions.  Repurchases will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in the real estate market values in the Company's market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.